NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 18, 2006, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(2) That the entire class of this security was redeemed or paid at maturity or retirement on September 1, 2006. On September 1, 2006, each depositary share will automatically convert, after giving effect to the two-for-one split of the company's Class A common stock in May 2005 and, subject to any future adjustments described in the prospectus supplement, into between 1.4638 and 1.7858 shares of the company's Class A common stock, depending on the then current market price of the company's Class A common stock. At any time prior to September 1, 2006, holders may elect to convert each depositary share, after giving effect and subject to the adjustments described above, into 1.4638 shares of the company's Class A common stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 1, 2006.